Exhibit 99.1

NEWS RELEASE

	Contacts:	Claire A. Hart, Senior Vice President
Alon USA Energy, Inc.
972-367-3649
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
Media: Blake Lewis
Lewis Public Relations
214-635-3020
Ruth Sheetrit
SMG Public Relations
011-972-547-555551
Alon USA Reports Fourth Quarter and Full Year 2009 Results
Declares Quarterly Cash Dividend
Company schedules conference call for March 3, 2010 at 10:00 A.M. Eastern
     DALLAS, TEXAS, March 2, 2010 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the quarter and year ended December 31, 2009. Alon had a net loss, excluding special items, of ($65.4) million, or ($1.39) per share, for the fourth quarter of 2009, compared to net income, excluding special items, of $65.1 million, or $1.39 per share, for the same period last year. On a GAAP basis, net loss for the fourth quarter of 2009 was ($90.6) million, or ($1.93) per share, compared to net income of $60.9 million, or $1.30 per share, for the same period last year.
     Alon reported a net loss, excluding special items, of ($82.7) million, or ($1.77) per share, for the year ended December 31, 2009, compared to net income, excluding special items, of $6.6 million, or $0.14 per share, for the same period last year. On a GAAP basis, net loss for the year ended December 31, 2009, was ($115.2) million, or ($2.46) per share, compared to net income of $82.9 million, or $1.77 per share, for the year ended December 31, 2008.
     Jeff Morris, Alon’s CEO, commented, “At the end of 2009, we converted preferred stock of our Krotz Springs subsidiary into Alon common stock at a conversion price of over $14.00 per common share. The conversion increased total stockholders’ equity by approximately $106 million and in effect created a gain of approximately $55 million that is not reflected in our financial statements with a non-cash expense of approximately $21 million that is included in our financial statements. Our availability under our credit facilities was approximately $150 million at year end. In addition, we were able to obtain, with the support of our majority shareholder, a $60 million credit facility for three years to be used in our operations. Also, we improved our liquidity by selling two thirds of our investment in Holly Energy Partners (“HEP”) for approximately $23 million in January 2010. At year end our tax receivable was approximately $65 million and, to date, we have received refunds of approximately $31 million. Even in this challenging environment we were able to maintain our net debt to total capitalization by reducing net debt during 2009 by approximately $189 million.
     “Alon Refining Krotz Springs successfully issued $216.5 million of senior secured notes in October 2009 and completed the exchange of substantially all these notes with publicly registered notes in February 2010. In connection with the issuance of the senior secured notes, we prepaid in full the outstanding obligations under the Krotz Springs term loan. As a result, we incurred a non-cash pre-tax charge of approximately $20 million for the write-off of unamortized costs on the Krotz Springs term loan in the fourth quarter of 2009.
     “In January 2010, we started up the alkylation unit at our Big Spring refinery that had been inactive for almost two years, negatively impacting our 2009 margins on average, by approximately $1.80 per barrel or pre-tax income of approximately $40 million. For our California refineries, we are pursuing the purchase of the Bakersfield refinery from Big West of California, LLC, a subsidiary of Flying J, Inc. as an alternative solution to convert our vacuum gas oil production into gasoline and distillate products. Our Krotz Springs refinery was shutdown in November 2009 for turnaround and capital projects work and is expected to be back in operations in April 2010. Our asphalt business in 2009 remained strong as adjusted EBITDA, excluding inventory effects and including earnings in asphalt partnerships, was $57.3 million and equivalent to 2008 on the same basis. As a result, we look forward to this upcoming asphalt season. Also, our retail and branded marketing segment continues to show increased sales volumes over prior periods.
     “The silver lining is that our management has been through down cycles before and we are beginning to see reasons to be optimistic about the end of this down cycle. In 2009 the strategy of Alon has become even more clear to us and we have become keenly focused on the heavy duty fleet. We believed before we made the investments in Paramount and Krotz Springs that demand of fuels for the heavy duty fleet, primarily distillates, would exceed demand for the light duty fleet, primarily gasoline.”
FOURTH QUARTER 2009
     Special items for the fourth quarter of 2009 include an after-tax loss of ($11.6) million for the write-off of unamortized debt issuance costs related to the full prepayment of the Alon Refining Krotz Springs, Inc. term loan, and an after-tax gain of $0.4 million recognized on disposition of assets. Also, special items include dividends of ($12.0) million associated with the conversion by Alon Israel of its preferred shares in Alon Refining Louisiana to Alon common stock and accrued dividends of ($2.0) million on the preferred shares in Alon Refining Louisiana prior to conversion. Special items for the fourth quarter of 2008 include after-tax losses of ($35.0) million associated with inventories acquired in the July 2008 Krotz Springs refinery acquisition due to the impact of lower commodity prices; ($6.1) million incurred for costs associated with the Big Spring refinery fire and after-tax gains of $37.8 million recognized from the involuntary conversion of assets due to the Big Spring refinery fire; and $1.0 million recognized on disposition of assets. Also, special items include accrued dividends of ($2.0) million on the preferred shares in Alon Refining Louisiana.
     Refinery operating margin at the Big Spring refinery was ($2.87) per barrel for the fourth quarter of 2009 compared to ($12.91) per barrel for the same period in 2008. This increase resulted primarily from higher industry Gulf Coast 3/2/1 crack spreads and the improved commodity price environment compared to the 2008 fourth quarter when the rapid decline in crude oil prices affected inventory values. Refinery operating margin at the California refineries was ($1.23) per barrel for the fourth quarter of 2009 compared to $11.74 per barrel for the same period in 2008. Refinery operating margin at the Krotz Springs refinery was ($2.03) per barrel for the fourth quarter of 2009 compared to $7.30 per barrel for the same period in 2008.
     The combined refineries throughput for the fourth quarter of 2009 averaged 93,113 barrels per day (“bpd”), consisting of 50,781 bpd at the Big Spring refinery, 20,618 bpd at the California refineries, and 21,714 bpd at the Krotz Springs refinery compared to a combined average of 132,751 bpd in the fourth quarter of 2008, consisting of 54,156 bpd at the Big Spring refinery, 20,613 bpd at the California refineries and 57,982 bpd at the Krotz Springs refinery. Throughput at the Krotz Springs refinery was lower in the fourth quarter of 2009 as we moved-up a scheduled turnaround from the first quarter of 2010 to November 2009.
     Gulf Coast 3/2/1 average crack spreads were $4.55 per barrel for the fourth quarter of 2009 compared to $3.49 per barrel for the fourth quarter of 2008. Gulf Coast 2/1/1 high sulfur diesel average crack spreads were $4.61 per barrel for the fourth quarter of 2009 compared to $5.70 per barrel for the fourth quarter of 2008. West Coast 3/2/1 average crack spreads were $8.51 per barrel for the fourth quarter of 2009 compared to $8.79 per barrel for the fourth quarter of 2008.
     The average sweet/sour spread for the fourth quarter of 2009 was $2.07 per barrel compared to $3.69 per barrel for the same period in 2008. The average light/heavy spread for the fourth quarter of 2009 was $6.67 per barrel compared to $13.58 per barrel for the same period in 2008.
     Asphalt margins for the fourth quarter of 2009 decreased to an average of $48.16 per ton compared to $422.29 per ton for the fourth quarter of 2008. On a cash basis, asphalt margins in the fourth quarter of 2009 were $22.31 per ton compared to $227.81 per ton in the fourth quarter of 2008. Adjusted EBITDA, including earnings in asphalt partnerships of $2.5 million, in the fourth quarter of 2009 was ($4.5) million after excluding positive inventory effects of $6.1 million compared to adjusted EBITDA, including earnings in asphalt partnerships of $0.5 million, in the fourth quarter of 2008 of $37.4 million after excluding positive inventory effects of $40.3 million. The average blended asphalt sales price decreased 18.6% from $533.73 per ton in the fourth quarter of 2008 to $434.53 per ton in the fourth quarter of 2009 and the average non-blended asphalt sales price decreased 31.4% from $292.40 per ton in the fourth quarter of 2008 to $200.67 per ton in the fourth quarter of 2009. The blended asphalt sales accounted for 88% of total asphalt sales in the fourth quarter of 2009.

     In our retail and branded marketing segment, retail fuel sales gallons increased by 31.4% from 23.9 million gallons in the fourth quarter of 2008 to 31.4 million gallons in the fourth quarter of 2009. Our integrated branded fuel sales increased by 6.3% from 61.7 million gallons in the fourth quarter of 2008 to 65.6 million gallons in the fourth quarter of 2009.
YEAR-TO-DATE 2009
     Special items for the year ended December 31, 2009 include after-tax losses of ($11.6) million for the write-off of unamortized debt issuance costs related to the full prepayment of the Alon Refining Krotz Springs, Inc. term loan, and ($0.9) million recognized on disposition of assets. Also, special items include dividends of ($12.0) million associated with the conversion by Alon Israel of its preferred shares in Alon Refining Louisiana to Alon common stock and accrued dividends of ($8.0) million on the preferred shares in Alon Refining Louisiana prior to conversion. Special items for the year ended December 31, 2008 include after-tax losses of ($70.7) million associated with inventories acquired in the July 2008 Krotz Springs refinery acquisition; ($31.6) million associated with the Big Spring refinery fire and after-tax gains of $155.3 million associated with the involuntary conversion of assets due to the Big Spring refinery fire; and $27.4 million recognized primarily from the disposition of assets in connection with the contribution of certain product pipelines and terminals to Holly Energy Partners, LP, in March 2005. Also, special items include accrued dividends of ($4.0) million on the preferred shares in Alon Refining Louisiana.
     Refinery operating margin at the Big Spring refinery was $4.35 per barrel for the year ended December 31, 2009, compared to ($3.18) per barrel for the same period in 2008. This increase was primarily due to the depressed margins experienced in conjunction with the fire at the Big Spring refinery in 2008. The Big Spring refinery light product yields were approximately 82% for the year ended December 31, 2009, compared to 70% for the same period in 2008. Refinery operating margin at the California refineries was $1.80 per barrel for the year ended December 31, 2009, compared to $1.65 per barrel for the same period in 2008. The Krotz Springs refinery operating margin for the year ended December 31, 2009, was $5.66 per barrel compared to $7.25 per barrel for the period from its acquisition effective July 1, 2008 through December 31, 2008. The lower Krotz Springs refinery operating margin is due primarily to lower Gulf Coast 2/1/1 high sulfur diesel margins in 2009.
     The Big Spring refinery and California refineries combined throughput for the year ended December 31, 2009 averaged 91,028 bpd, consisting of 59,870 bpd at the Big Spring refinery and 31,158 bpd at the California refineries compared to a combined average of 68,892 bpd for the same period last year, consisting of 37,793 bpd at the Big Spring refinery and 31,099 bpd at the California refineries. The Big Spring refinery had higher throughput for the year ended December 31, 2009, compared to the same period last year primarily due to the 2008 fire at the Big Spring refinery. The Krotz Springs refinery throughput for the year ended December 31, 2009, averaged 48,337 bpd and for the period from its acquisition effective July 1, 2008 through December 31, 2008, averaged 58,184 bpd. The lower throughput in 2009 is due to a turnaround that began in November 2009.
     Gulf Coast 3/2/1 average crack spreads were $7.24 per barrel for the year ended December 31, 2009, compared to $10.47 per barrel for the same period in 2008. Gulf Coast 2/1/1 high sulfur diesel average crack spreads for the year ended December 31, 2009, was $6.50 per barrel compared to $11.28 per barrel for the same period in 2008. West Coast 3/2/1 average crack spreads for the year ended December 31, 2009, was $13.92 per barrel compared to $15.80 per barrel for the same period in 2008.
     The average sweet/sour spread for the year ended December 31, 2009, was $1.52 per barrel compared to $3.78 per barrel for the same period in 2008. The average light/heavy spread for the year ended December 31, 2009, was $5.46 per barrel compared to $15.63 per barrel for the same period in 2008.
     Asphalt margins decreased to an average of $46.07 per ton for the year ended December 31, 2009, compared to $113.43 per ton for the same period in 2008. On a cash basis asphalt margins for the year ended December 31, 2009, were $67.34 per ton compared to $80.22 per ton for the same period in 2008. Adjusted EBITDA, including earnings in asphalt partnerships of $22.2 million, for the year ended December 31, 2009, was $53.7 million after excluding negative inventory effects of $25.3 million compared to adjusted EBITDA, including earnings in asphalt partnerships of ($2.8) million, for the same period in 2008 of $53.7 million after excluding positive inventory effects of $43.1 million. The average blended asphalt sales price decreased 19.9% from $511.95 per ton for the year ended December 31, 2008, to $409.88 per ton for the year ended December 31, 2009, and the average non-blended asphalt sales price decreased 46.1% from $315.48 per ton for the year ended December 31, 2008 to $170.05 per ton for the year ended December 31, 2009. The blended asphalt sales accounted for 92% of total asphalt sales for the year ended December 31, 2009. The decrease in the blended asphalt sales price of 19.9% was less than the 37.9% decrease in WTI prices for the year ended December 31, 2009.

     In our retail and branded marketing segment, retail fuel sales gallons increased by 24.4% from 97.0 million gallons for the year ended December 31, 2008, to 120.7 million gallons for the year ended December 31, 2009. Our integrated branded fuel sales increased by 15.6% from 225.5 million gallons for the year ended December 31, 2008, to 260.6 million gallons for the year ended December 31, 2009.
     Alon also announced today that its Board of Directors has approved the regular quarterly cash dividend of $0.04 per share. The dividend is payable on March 31, 2010 to stockholders of record at the close of business on March 15, 2010.
CONFERENCE CALL
     The Company has scheduled a conference call for Wednesday, March 3, 2010, at 10:00 a.m. Eastern, to discuss the fourth quarter 2009 results. To access the call, please dial 1-877-941-2332, or 480-629-9722, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging onto that site and clicking “Investors”. A telephonic replay of the conference call will be available through March 17, 2010, and may be accessed by calling 1-800-406-7325, or 303-590-3030, for international callers, and using the passcode 4199446#. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at 713-529-6600 or email dmw@drg-e.com.
     Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns four crude oil refineries in Texas, California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 250,000 barrels per day. Alon is a leading producer of asphalt, which it markets through its asphalt terminals predominately in the Western United States. Alon is the largest 7-Eleven licensee in the United States and operates more than 300 convenience stores in Texas and New Mexico. Alon markets motor fuel products under the FINA brand at these locations and at approximately 640 distributor-serviced locations.
     Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
-Tables to follow-

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE
RESULTS OF OPERATIONS — FINANCIAL DATA
(ALL INFORMATION IN THIS PRESS RELEASE, EXCEPT FOR BALANCE
SHEET DATA AS OF DECEMBER 31, 2008 AND INCOME STATEMENT
DATA FOR THE YEAR ENDED DECEMBER 31, 2008 IS UNAUDITED)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$834,041	$986,166	$3,915,732	$5,156,706
Operating costs and expenses:
Cost of sales	809,439	819,407	3,502,782	4,853,195
Direct operating expenses	61,202	66,915	265,502	216,498
Selling, general and administrative expenses (2)	33,674	33,499	129,446	119,852
Net costs associated with fire (3)	—	13,642	—	56,854
Business interruption recovery (4)	—	(25,000)	—	(55,000)
Depreciation and amortization (5)	26,349	22,270	97,247	66,754

Total operating costs and expenses	930,664	930,733	3,994,977	5,258,153

Gain on involuntary conversion of assets (6)	—	80,000	—	279,680
Gain (loss) on disposition of assets (7)	556	2,239	(1,591)	45,244

Operating income (loss)	(96,067)	137,672	(80,836)	223,477
Interest expense (8)	(40,398)	(24,665)	(111,137)	(67,550)
Equity earnings (losses) of investees	3,374	785	24,558	(1,522)
Other income, net	63	407	331	1,500

Income (loss) before income tax expense (benefit), non-controlling interest in income (loss) of subsidiaries and accumulated dividends on preferred stock of subsidiary	(133,028)	114,199	(167,084)	155,905
Income tax expense (benefit)	(51,871)	46,931	(64,877)	62,781

Income (loss) before non-controlling interest in income (loss) of subsidiaries and accumulated dividends on preferred stock of subsidiary	(81,157)	67,268	(102,207)	93,124
Non-controlling interest in income (loss) of subsidiaries	(5,598)	4,181	(8,551)	5,941
Accumulated dividends on preferred stock of subsidiary (9)	15,050	2,150	21,500	4,300

Net income (loss) available to common stockholders	$(90,609)	$60,937	$(115,156)	$82,883

Earnings (loss) per share, basic	$(1.93)	$1.30	$(2.46)	$1.77

Weighted average shares outstanding, basic (in thousands)	46,890	46,800	46,829	46,788
Earnings (loss) per share, diluted	$(1.93)	$1.18	$(2.46)	$1.72

Weighted average shares outstanding, diluted (in thousands)	46,890	52,360	46,829	49,583
Cash dividends per share	$0.04	$0.04	$0.16	$0.16

CASH FLOW DATA: (10)
Net cash provided by (used in):
Operating activities	$(41,987)	$7,582	$283,145	$(812)
Investing activities	(45,086)	(26,572)	(138,691)	(610,322)
Financing activities	109,432	18,768	(122,471)	560,973
OTHER DATA:
Adjusted net income (loss) (11)	$(65,402)	$65,147	$(82,708)	$6,555
Earnings (loss) per share, excluding write-off of unamortized debt issuance costs, net of tax, inventories adjustments related to acquisition, net of tax, net costs associated with fire, net of tax, after-tax gain on involuntary conversion of assets, after-tax gain (loss) on disposition of assets and preferred shares dividends and conversion (11)	$(1.39)	$1.39	$(1.77)	$0.14
Adjusted EBITDA (12)	(66,837)	158,895	42,891	244,965
Capital expenditures (13)	12,007	21,108	81,660	62,356
Capital expenditures to rebuild the Big Spring refinery	1,697	49,612	46,769	362,178
Capital expenditures for turnaround and chemical catalyst	11,694	7,886	24,699	9,958

	December 31,	December 31,
	2009	2008
BALANCE SHEET DATA (end of period):
Cash and cash equivalents	$40,437	$18,454
Working capital	84,257	250,384
Total assets	2,131,008	2,413,433
Total debt	937,024	1,103,569
Total equity	431,918	536,867

REFINING AND UNBRANDED MARKETING SEGMENT

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENT OF OPERATIONS DATA:
Net sales (14)	$706,126	$860,900	$3,359,043	$4,551,769
Operating costs and expenses:
Cost of sales	720,512	812,729	3,117,528	4,505,094
Direct operating expenses	50,083	57,892	221,378	173,142
Selling, general and administrative expenses	7,876	5,332	29,376	17,784
Net costs associated with fire (3)	—	13,642	—	56,854
Business interruption recovery (4)	—	(25,000)	—	(55,000)
Depreciation and amortization	21,132	18,126	76,252	50,047

Total operating costs and expenses	799,603	882,721	3,444,534	4,747,921

Gain on involuntary conversion of assets (6)	—	80,000	—	279,680
Gain (loss) on disposition of assets (7)	558	2,239	(1,042)	45,244

Operating income (loss)	$(92,919)	$60,418	$(86,533)	$128,772

KEY OPERATING STATISTICS AND OTHER DATA:

Total sales volume (bpd)	72,241	127,469	127,400	119,195
Per barrel of throughput:
Refinery operating margin – Big Spring (15)	$(2.87)	$(12.91)	$4.35	$(3.18)
Refinery operating margin – CA Refineries (15)	(1.23)	11.74	1.80	1.65
Refinery operating margin – Krotz Springs (15)	(2.03)	7.30	5.66	7.25
Refinery direct operating expense – Big Spring (16)	4.07	3.35	4.21	4.40
Refinery direct operating expense – CA Refineries (16)	8.17	8.59	4.82	5.81
Refinery direct operating expense – Krotz Springs (16)	7.80	4.67	4.22	4.30
Capital expenditures	9,864	19,131	73,567	57,576
Capital expenditures to rebuild the Big Spring refinery	1,697	49,612	46,769	362,178
Capital expenditures for turnaround and chemical catalyst	7,852	7,886	24,699	9,958

PRICING STATISTICS:
WTI crude oil (per barrel)	$76.04	$58.51	$61.82	$99.56
WTS crude oil (per barrel)	73.97	54.82	60.30	95.78
MAYA crude oil (per barrel)	69.37	44.93	56.36	83.93
Crack spreads (3/2/1) (per barrel):
Gulf Coast (17)	$4.55	$3.49	$7.24	$10.47
Group III (17)	5.37	5.78	8.10	11.15
West Coast (17)	8.51	8.79	13.92	15.80
Crack spreads (6/1/2/3) (per barrel):
West Coast (17)	$2.43	$1.25	$4.15	$0.48
Crack spreads (2/1/1) (per barrel):
Gulf Coast high-sulfur diesel (17)	$4.61	$5.70	$6.50	$11.28
Gulf Coast ultra low-sulfur diesel	$4.95	$7.18	$7.44	$13.61
Crude oil differentials (per barrel):
WTI less WTS (18)	$2.07	$3.69	$1.52	$3.78
WTI less MAYA (18)	6.67	13.58	5.46	15.63
Product price (dollars per gallon):
Gulf Coast unleaded gasoline	$1.899	$1.300	$1.635	$2.471
Gulf Coast ultra low-sulfur diesel	1.957	1.828	1.664	2.918
Gulf Coast high sulfur diesel	1.941	1.757	1.619	2.808
Group III unleaded gasoline	1.920	1.352	1.662	2.481
Group III ultra low-sulfur diesel	1.975	1.888	1.670	2.945
West Coast LA CARBOB (unleaded gasoline)	2.013	1.521	1.852	2.679
West Coast LA ultra low-sulfur diesel	2.014	1.766	1.706	2.883
Natural gas (per MMBTU)	4.93	6.40	4.16	8.90

THROUGHPUT AND PRODUCTION DATA:
BIG SPRING REFINERY

	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2009		2008		2009		2008
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Sour crude	42,392	83.5	44,922	83.0	48,340	80.8	31,654	83.8
Sweet crude	5,758	11.3	5,862	10.8	9,238	15.4	4,270	11.3
Blendstocks	2,631	5.2	3,372	6.2	2,292	3.8	1,869	4.9

Total refinery throughput (19)	50,781	100.0	54,156	100.0	59,870	100.0	37,793	100.0

Refinery production:
Gasoline	25,051	49.8	25,062	47.0	26,826	45.0	14,266	38.4
Diesel/jet	15,159	30.1	17,320	32.5	19,136	32.2	10,439	28.2
Asphalt	3,538	7.0	5,736	10.8	5,289	8.9	4,850	13.1
Petrochemicals	1,865	3.7	2,504	4.7	2,928	4.9	1,221	3.3
Other	4,744	9.4	2,685	5.0	5,327	9.0	6,298	17.0

Total refinery production (20)	50,357	100.0	53,307	100.0	59,506	100.0	37,074	100.0

Refinery utilization (21)		68.8%		72.5%		82.3%		52.3%
THROUGHPUT AND PRODUCTION DATA:
CALIFORNIA REFINERIES

	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2009		2008		2009		2008
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Medium sour crude	5,230	25.4	897	4.3	13,408	43.0	8,014	25.8
Heavy crude	14,934	72.4	19,620	95.2	17,420	55.9	22,590	72.6
Blendstocks	454	2.2	96	0.5	330	1.1	495	1.6

Total refinery throughput (19)	20,618	100.0	20,613	100.0	31,158	100.0	31,099	100.0

Refinery production:
Gasoline	3,754	18.8	2,560	12.6	4,920	16.2	4,141	13.7
Diesel/jet	3,857	19.3	5,156	25.2	7,123	23.5	7,481	24.8
Asphalt	5,301	26.5	7,914	38.7	8,976	29.5	9,214	30.5
Light unfinished	—	—	—	—	117	0.4	—	—
Heavy unfinished	7,042	35.3	4,783	23.4	8,813	29.0	9,182	30.4
Other	23	0.1	24	0.1	418	1.4	192	0.6

Total refinery production (20)	19,977	100.0	20,437	100.0	30,367	100.0	30,210	100.0

Refinery utilization (21)		27.8%		43.8%		46.2%		46.3%
THROUGHPUT AND PRODUCTION DATA:
KROTZ SPRINGS REFINERY (A)

	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2009		2008		2009		2008
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Light sweet crude	5,694	26.2	48,920	84.4	22,942	47.5	43,361	74.5
Heavy sweet crude	15,036	69.3	5,363	9.2	22,258	46.0	11,979	20.6
Blendstocks	984	4.5	3,699	6.4	3,137	6.5	2,844	4.9

Total refinery throughput (19)	21,714	100.0	57,982	100.0	48,337	100.0	58,184	100.0

Refinery production:
Gasoline	9,313	42.1	26,135	44.7	22,264	45.4	25,195	42.8
Diesel/jet	9,539	43.1	26,053	44.5	21,318	43.4	26,982	45.9
Heavy oils	1,494	6.7	1,543	2.6	1,238	2.5	1,402	2.4
Other	1,789	8.1	4,817	8.2	4,258	8.7	5,258	8.9

Total refinery production (20)	22,135	100.0	58,548	100.0	49,078	100.0	58,837	100.0

Refinery utilization (21)		74.0%		65.3%		65.3%		66.6%

(A)	The year ended December 31, 2008, represents throughput and production data for the period from July 1, 2008 through December 31, 2008.

ASPHALT SEGMENT

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(dollars in thousands, except per ton data)
STATEMENT OF OPERATIONS DATA:
Net sales	$89,486	$104,448	$440,915	$647,221
Operating costs and expenses:
Cost of sales (22)	78,169	17,035	386,050	499,992
Direct operating expenses	11,119	9,023	44,124	43,356
Selling, general and administrative expenses	1,117	1,249	4,588	4,292
Depreciation and amortization	1,708	536	6,807	2,139

Total operating costs and expenses	92,113	27,843	441,569	549,779

Operating income (loss)	$(2,627)	$76,605	$(654)	$97,442

KEY OPERATING STATISTICS AND OTHER DATA:
Blended asphalt sales volume (tons in thousands) (23)	181	182	994	1,210
Non-blended asphalt sales volume (tons in thousands) (24)	54	25	197	88
Blended asphalt sales price per ton (23)	$434.53	$533.73	$409.88	$511.95
Non-blended asphalt sales price per ton (24)	$200.67	$292.40	$170.05	$315.48
Asphalt margin per ton (25)	$48.16	$422.29	$46.07	$113.43
Capital expenditures	$1,480	$337	$2,579	$644
RETAIL AND BRANDED MARKETING SEGMENT

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(dollars in thousands, except per gallon data)
STATEMENT OF OPERATIONS DATA:
Net sales	$217,058	$189,297	$808,221	$1,227,319
Operating costs and expenses:
Cost of sales (22)	189,387	158,122	691,651	1,117,712
Selling, general and administrative expenses	24,493	26,767	94,725	97,172
Depreciation and amortization	3,285	3,384	13,464	13,674

Total operating costs and expenses	217,165	188,273	799,840	1,228,558

Loss on disposition of assets	(2)	—	(549)	—

Operating income (loss)	$(109)	$1,024	$7,832	$(1,239)

KEY OPERATING STATISTICS AND OTHER DATA:
Integrated branded fuel sales (thousands of gallons) (26)	65,645	61,685	260,629	225,474
Integrated branded fuel margin (cents per gallon) (26)	5.0	10.4	5.9	4.4
Non-Integrated branded fuel sales (thousands of gallons) (26)	3,527	9,939	13,472	113,626
Non-Integrated branded fuel margin (cents per gallon) (26)	0.8	8.9	3.3	(0.3)

Number of stores (end of period)	308	306	308	306
Retail fuel sales (thousands of gallons)	31,401	23,882	120,697	96,974
Retail fuel sales (thousands of gallons per site per month) (27)	34	27	33	27
Retail fuel margin (cents per gallon) (28)	10.8	18.8	13.9	19.7
Retail fuel sales price (dollar per gallon) (29)	$2.49	$2.31	$2.29	$3.26
Merchandise sales	$66,110	$63,213	$268,785	$261,144
Merchandise sales (per site per month) (27)	72	72	73	72
Merchandise margin (30)	30.1%	30.9%	30.7%	30.9%
Capital expenditures	$1,598	$917	$3,822	$2,928

(1)	Includes excise taxes on sales by the retail and branded marketing segment of $12,250 and $9,408 for the three months ended December 31, 2009 and 2008, respectively, and $47,137 and $37,483 for the years ended December 31, 2009 and 2008, respectively.

(2)	Includes corporate headquarters selling, general and administrative expenses of $188 and $151 for the three months ended December 31, 2009 and 2008, respectively, and $757 and $604 for the years ended December 31, 2009 and 2008, respectively, which are not allocated to our three operating segments.

(3)	Includes $13,642 and $51,064 for the three months and year ended December 31, 2008, respectively, of expenses incurred from pipeline commitment deficiencies, crude sale losses and other incremental costs; $5,000 for the year ended December 31, 2008 for our third party liability insurance deductible under the insurance policy; and depreciation for the temporarily idled facilities of $790 for the year ended December 31, 2008.

(4)	Business interruption recovery of $25,000 and $55,000 was recorded for the three months and year ended December 31, 2008, respectively, as a result of the Big Spring refinery fire with all insurance proceeds received in 2008 and January 2009.

(5)	Includes corporate depreciation and amortization of $224 and $224 for the three months ended December 31, 2009 and 2008, respectively, and $724 and $894 for the years ended December 31, 2009 and 2008, respectively, which are not allocated to our three operating segments.

(6)	A gain on involuntary conversion of assets has been recorded of $80,000 and $279,680 for the three months and year ended December 31, 2008, respectively, for the proceeds received in excess of the book value of the assets impaired of $25,330 and demolition and repair expenses of $24,990 incurred for the year ended December 31, 2008 as a result of the Big Spring refinery fire.

(7)	Gain on disposition of assets for the year ended December 31, 2008, primarily includes the recognition of deferred gain recorded in connection with the contribution of certain product pipelines and terminals to Holly Energy Partners, LP, (“HEP”), in March 2005 (“HEP transaction”). A recognized gain of $42.9 million in 2008 represented all the remaining deferred gain associated with the HEP transaction and was due to the termination of an indemnification agreement with HEP.

(8)	Interest expense for the three months and year ended December 31, 2009 includes $20,482 of unamortized debt issuance costs written off as a result of prepayments of $163,819 of term debt in October 2009. Interest expense for the year ended December 31, 2009 also includes $5,715 related to the liquidation of the heating oil hedge in the second quarter of 2009.

(9)	Accumulated dividends on preferred stock of subsidiary for the three months and year ended December 31, 2009, represent dividends of $12,900 for the conversion of the preferred stock into Alon common stock. Also included for the year ended December 31, 2009 is $8,600 of accumulated dividends through September 30, 2009.

(10)	Cash provided by operating activities for the year ended December 31, 2009 includes proceeds from the liquidation of the heating oil crack spread hedge of $133,581 and proceeds from the receipt of income tax receivables of $112,952. Cash used in financing activities for the year ended December 31, 2009, includes repayments on long-term debt and revolving credit facilities sourced primarily from the liquidation proceeds from the heating oil crack spread hedge and proceeds from the receipt of income tax receivables. Cash used in investing activities and cash provided by financing activities for the year ended December 31, 2008, is a result of the Krotz Springs refinery acquisition.

(11)	The following table provides a reconciliation of net income (loss) under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) utilized in determining earnings (loss) per common share, excluding the after-tax loss on write-off of unamortized debt issuance costs, after-tax inventories adjustments related to acquisition, after-tax loss on net costs associated with fire, after-tax gain on involuntary conversion of assets, after-tax gain (loss) on disposition of assets and preferred shares dividends and conversions. Our management believes that the presentation of adjusted net income (loss) and earnings (loss) per common share, excluding these after-tax items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s operating results.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(dollars in thousands, except earnings per share)
Net income (loss)	$(90,609)	$60,937	$(115,156)	$82,883
Plus: Write-off of unamortized debt issuance costs, net of tax	11,583	—	11,583	—
Plus: Preferred shares dividends and conversion	13,975	1,999	19,965	3,999
Plus: Inventories adjustments related to acquisition, net of tax	—	34,959	—	70,738
Plus: Net costs associated with fire, net of tax	—	6,116	—	31,566
Plus: Loss on disposition of assets, net of tax	—	—	900	—
Less: Gain on involuntary conversion of assets, net of tax	—	(37,831)	—	(155,281)
Less: Gain on disposition of assets, net of tax	(351)	(1,033)	—	(27,350)

Adjusted net income (loss)	$(65,402)	$65,147	$(82,708)	$6,555

Weighted average shares outstanding (in thousands)	46,890	46,800	46,829	46,788

Earnings (loss) per share, excluding write-off of unamortized debt issuance costs, net of tax, inventories adjustments related to acquisition, net of tax, net costs associated with fire, net of tax, after-tax gain on involuntary conversion of assets, after-tax gain (loss) on disposition of assets and preferred shares dividends and conversions	$(1.39)	$1.39	$(1.77)	$0.14

(12)	Adjusted EBITDA represents earnings before non-controlling interest in income of subsidiaries, income tax expense, interest expense, depreciation and amortization and gain on disposition of assets. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors during periods of normal operations because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of non-controlling interest in income of subsidiaries, income tax expense, interest expense, gain on disposition of assets and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

The following table reconciles net income (loss) to Adjusted EBITDA for the three months and years ended December 31, 2009 and 2008, respectively:

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
		(dollars in thousands)
Net income (loss)	$(90,609)	$60,937	$(115,156)	$82,883
Non-controlling interest in income (loss) of subsidiaries (including accumulated dividends on preferred stock of subsidiary)	9,452	6,331	12,949	10,241
Income tax expense (benefit)	(51,871)	46,931	(64,877)	62,781
Interest expense	40,398	24,665	111,137	67,550
Depreciation and amortization	26,349	22,270	97,247	66,754
(Gain) loss on disposition of assets	(556)	(2,239)	1,591	(45,244)

Adjusted EBITDA	$(66,837)	$158,895	$42,891	$244,965

Adjusted EBITDA for the three months and year ended December 31, 2008 includes a gain on involuntary conversion of assets of $80,000 and $279,680, respectively, representing insurance proceeds received with respect to property damage resulting from the Big Spring refinery fire in excess of the book value of the assets impaired; net costs associated with fire at the Big Spring refinery of $13,642 and $56,854, respectively; and a charge for inventories adjustments related to the Krotz Springs acquisition of $66,217 and $127,408, respectively.

(13)	Includes corporate capital expenditures of $717 and $723 for the three months ended December 31, 2009 and 2008, respectively, and $3,704 and $1,208 for the years ended December 31, 2009 and 2008, respectively, which are not included in our three operating segments.

(14)	Net sales include intersegment sales to our asphalt and retail and branded marketing segments at prices which are intended to approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(15)	Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of unrealized hedging gains and losses and inventories adjustments related to acquisitions) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry. There were unrealized hedging gains of $322 and $380 for the California refineries for the three months and year ended December 31, 2009, respectively, and unrealized hedging losses of $65 and $4,192 for the California refineries for the three months and year ended December 31, 2008, respectively. There were unrealized hedging losses of $(151) for the Big Spring refinery for the three months ended December 31, 2009. There were unrealized hedging gains of $5,263 and $25,632 for the Krotz Springs refinery for the three months and year ended December 31, 2009, respectively, and the refinery operating margin for the Krotz Springs refinery excludes a charge of $66,217 and $127,408 to cost of sales for inventories adjustments related to the acquisition for the three months and year ended December 31, 2008, respectively and unrealized hedging gains of $117,452 for both the three months and year ended December 31, 2008, respectively. Additionally, the Krotz Springs refinery margin for 2009 excludes realized gains related to the unwind of the heating oil crack spread hedge of $139,290.

(16)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California and Krotz Springs refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes.

(17)	A 3/2/1 crack spread in a given region is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and ultra low-sulfur diesel and the market value of West Texas Intermediate, or WTI, a light sweet crude oil. We calculate the Group III 3/2/1 crack spread using the market values of Group III conventional gasoline and ultra low-sulfur diesel and the market value of WTI crude oil. We calculate the West Coast 3/2/1 crack spread using the market values of West Coast LA CARB pipeline gasoline and LA ultra low-sulfur pipeline diesel and the market value of WTI crude oil. A 6/1/2/3 crack spread is calculated assuming that six barrels of a benchmark crude oil are converted, or cracked, into one barrel of gasoline, two barrels of diesel and three barrels of fuel oil. We calculate the West Coast 6/1/2/3 crack spread using the market values of West Coast LA CARB pipeline gasoline, LA ultra low-sulfur pipeline diesel, LA 380 pipeline CST (fuel oil) and the market value of WTI crude oil. We calculate the Gulf Coast 2/1/1 crack spread using the market values of Gulf Coast conventional gasoline and Gulf Coast high sulfur diesel and the market value of WTI crude oil.

(18)	The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI/Maya, or light/heavy, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Maya crude oil.

(19)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(20)	Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refinery. Light product yields decreased at the Big Spring refinery for the year ended December 31, 2008 due to the fire on February 18, 2008 and the re-start of the crude unit in a hydroskimming mode on April 5, 2008.

(21)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds. The decrease in refinery utilization at our Big Spring refinery for the year ended December 31, 2008 is due to the fire on February 18, 2008. Production ceased at the Big Spring refinery until the re-start of the crude unit in a hydroskimming mode on April 5, 2008. The Big Spring refinery returned to normal operating mode with the re-start of the FCCU on September 26, 2008. The decrease in refinery utilization at our California refineries is due to reduced throughput to optimize our refining and asphalt economics. The low refinery utilization at our Krotz Springs refinery for the fourth quarter of 2008 is due to shutdowns during hurricanes Gustav and Ike and limited crude supply and electrical outages following the hurricanes.

(22)	Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and unbranded marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(23)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(24)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(25)	Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(26)	Marketing sales volume represents branded fuel sales to our wholesale marketing customers located in both our integrated and non-integrated regions. The branded fuels we sell in our integrated region are primarily supplied by the Big Spring refinery, but due to the fire on February 18, 2008 at the Big Spring refinery, more fuel has been purchased from third-party suppliers. The branded fuels we sell in the non-integrated region are obtained from third-party suppliers. The marketing margin represents the margin between the net sales and cost of sales attributable to our branded fuel sales volume, expressed on a cents-per-gallon basis and includes net credit card revenue received from these sales.

(27)	Retail fuel and merchandise sales per site for 2009 were calculated using 306 stores for eleven months and 308 stores for 1 month.

(28)	Retail fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(29)	Retail fuel sales price per gallon represents the average sales price for motor fuels sold through our retail convenience stores.

(30)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.